UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☒	Soliciting Materials Pursuant to Section 240.14a-12

PARLUX FRAGRANCES, INC.

(Name of Registrant as Specified in its Charter)

GLENN H. NUSSDORF

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Glenn H. Nussdorf

2060 Ninth Avenue

Ronkonkoma, New York 11779

January 10, 2007

VIA FACSIMILE AND OVERNIGHT MAIL

Board of Directors of Parlux Fragrances, Inc.

c/o Mr. Ilia Lekach

Chairman of the Board and Chief Executive Officer

Parlux Fragrances, Inc.

3725 S.W. 30th Avenue

Fort Lauderdale, FL 33312

Dear Board Members:

On Monday, January 8, 2007, Parlux Fragrances, Inc. (the "Company") issued a press release announcing a record date of January 17, 2007 in connection with my solicitation of consents from the Company's stockholders for the purposes of removing, without cause, all members of the Company's Board of Directors and electing myself and my five other nominees as directors of the Company.

On Tuesday, January 9, 2007, the Company issued a press release announcing that you, the Company's Board of Directors, have authorized stock repurchases of up to 10 million shares of the Company's common stock. This is an extraordinarily large stock repurchase authorization, covering almost 55% of the Company's approximately 18,430,000 outstanding shares.

In light of the fact that my consent solicitation will be commencing very shortly, that the record date is one week from today, and that the Board has just authorized massive stock repurchases, I am understandably concerned that the stock repurchases may be made for the purpose of, and in a manner designed to, entrench the Company's current management and Board of Directors. I believe that any use of corporate funds for such purpose would constitute an unconscionable breach of fiduciary duty and misuse of corporate assets and, in such event, I intend to hold you responsible.

I demand that the Company make immediate, full and clear public disclosure of the purposes of the massive stock repurchase authorization and how it is intended that any shares repurchased by the Company, whether prior to, on, or after the record date, will be treated for purposes of my consent solicitation.

Very truly yours,

/s/ Glenn H. Nussdorf

Glenn H. Nussdorf

PARTICIPANT LEGEND

Glenn H. Nussdorf ("Mr. Nussdorf") presently intends to commence a consent solicitation and file a consent statement with the Securities and Exchange Commission (the "SEC") to solicit stockholders of Parlux Fragrances, Inc. (the "Company") with respect to (i) the removal without cause of all or a majority of the members of the

Company's Board of Directors and (ii) the election of certain individuals nominated by Mr. Nussdorf to the Company's Board of Directors. MR. NUSSDORF STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT SOLICITATION STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH CONSENT SOLICITATION. SUCH CONSENT SOLICITATION STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV.

PARTICIPANT INFORMATION

Mr. Nussdorf and certain other persons and entities may be deemed to be participants in Mr. Nussdorf's solicitation of consents from stockholders of the Company. Information concerning such participants was filed by Mr. Nussdorf with the SEC on December 27, 2006 on Schedule 14A, as such filing may be updated from time to time.

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